UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 19, 2007

CHINA YOUTV CORPORATION

 (Exact name of registrant as specified in its charter)

Nevada

 (State or Other Jurisdiction of Incorporation)

333-130767

 (Commission File Number)

N/A

(I.R.S. Employer Identification No.)

Unit 2300 - 1066 West Hasting Street
Vancouver, British Columbia
Canada V6E 3X2

(Address of principal executive offices, including zip code.)

(604) 601-8274

(Registrant's Telephone Number, Including Area Code)

This Current Report on Form 8-K is filed by China YouTV Corp., a Nevada corporation (the “Registrant”), in connection with the items set forth below.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 16, 2007, the Registrant and Beijing HuaJu NetMedia Technology Co. Ltd., a company organized and existing under the laws of the People's Republic of China (“HuaJu”), entered into a Joint Venture Agreement (the “Agreement”) for a term of twenty years to be organized in Beijing, China. The purpose of the Agreement is to jointly conduct a video sharing web site and other related Internet interactive media business in China. A copy of the Agreement is attached as Exhibit 10 hereto and is incorporated by reference herein.

The Registrant will contribute 510,000 RMB to the Joint Venture and will own 51% of the joint venture company, having a majority of the seats on the Board of Directors. HuaJu will contribute 490,000 RMB to the Joint Venture and will own 49% of the joint venture company, having a minority of the seats on the Board of Directors. The Registrant will provide the required working capital for the Joint Venture, and will be in charge of the Joint Venture's accounting management. HuaJu will be in charge of the daily operation of the Joint Venture. HuaJu has agreed to conduct its video sharing business only through the Joint Venture, and has agreed to contribute its web site and customer contracts to the Joint Venture.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

The Registrant has agreed to issue 20 million restricted common shares to HuaJu or its designee as additional consideration for entering into the Agreement, in an offering intended to be exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Regulation S promulgated pursuant to the Act. HuaJu and its designees will not constitute “U.S. Persons” within the meaning of Regulation S, and the shares may become eligible for sale pursuant to Rule 144 under the Act within one year if certain conditions are met. The consideration received by the Registrant for the issuance of the shares was the agreement of HuaJu to enter into the Agreement and to transfer its existing signed contracts and web site to the Joint Venture.

There are presently 23,800,000 shares of common stock issued and outstanding as of February 2, 2007, according to the Registrant's Form 10-QSB filed with the Commission on February 8, 2007. Upon the consummation of the offering, there will be 43,800,000 shares of common stock issued and outstanding, an increase of eighty-four percent (84%). The planned offering will not result in a change in control of the Registrant within the meaning of Rule 405 under the Act. Finally, management of the Registrant estimates that there are approximately 13.0 million shares of common stock in the public float of the Registrant.

Exhibit Index

Exhibit
No.__   Exhibit Description

10      Joint Venture Agreement, dated March 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China YouTV Corporation

Date: March 19, 2007	By:	/s/ Gao, Zhenyong
Gao, Zhenyong
President, Principal Executive Officer and a Member of the Board of Directors